Exhibit 99.B(d)(1)(viii)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

January 1, 2010

ING Partners, Inc.

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258-2034

Ladies and Gentlemen:

For the Adviser, Initial and Service Class shares Directed Services LLC (the “Adviser”) agrees to waive, from January 1, 2010 through December 31, 2010, all or a portion of its service fee and/or reimbursed expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of ING Van Kampen Comstock Portfolio, a series of ING Partners, Inc., shall be as follows:

	Maximum Operating Expense Ratios (as a percentage of average net assets)
Series	Adviser Class	Initial Class	Service Class
ING Van Kampen Comstock Portfolio	1.31%	0.81%	1.06%

The Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future.

Directed Services LLC

		By:	/s/ Todd Modic
Todd Modic
Vice President

Accepted:

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Partners, Inc.